URON Inc. Changes Name to
Western Capital Resources, Inc.

Council Bluffs, IA—July 29, 2008—URON Inc. (OTC: URRN.OB), a Minnesota corporation (the “Company”), announced today that its board of directors has approved a change in the Company’s name to “Western Capital Resources, Inc.,” and that appropriate documents effecting the name change have been filed with the Minnesota Secretary of State. The Company has notified Nasdaq Market Operations of the name change and expects to receive a new ticker symbol for its common stock on the OTCBB shortly.

The board of directors approved the name change to better reflect the Company’s current business of cash advance lending, together with its focus on diversifying the existing business to include other financial enterprises. “The name change effected today is a major step in the progression of Western Capital Resources as a corporation” stated Christopher M. Larson, the Company’s President and Chief Executive Officer. “We believe that this name is reflective of both our current geographic focus and our broader hopes for growing the Company’s financial business.”

The Company engaged in a merger transaction with Wyoming Financial Lenders, Inc., a Wyoming corporation, on December 31, 2007. Since that time, the cash advance lending business of Wyoming Financial Lenders has been the main business of the Company, but the Company has continued to operate under its former name (URON Inc.). Since the merger, the Company has grown, primarily through small acquisitions, to add ten new cash advance and title lending stores.

About Western Capital Resources, Inc.

Western Capital Resources, Inc. presently operates 61 cash advance lending stores in 11 different states, including Arizona, Nebraska, Iowa, North Dakota, South Dakota, Wyoming, Montana, Kansas, Colorado, Wisconsin and Utah. The Company provides customers with short-term cash advance loans, typically ranging from $100 to $500, in addition to ancillary consumer financial products and services that are complementary to the cash advance lending business, such as check-cashing services, money transfers and money orders. Western Capital Resources is an over-the-counter bulletin board-listed company that files periodic disclosure reports with the United States Securities and Exchange Commission.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” and includes, among other things, discussions and disclosures of the business strategies and corporate and marketing identity of Western Capital Resources, Inc. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” generally indicate forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of the Company’s operations and business are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company’s operations, and whether any forward-looking statements contained herein ultimately prove to be accurate.

Contact: Christopher Larson, Chief Executive Officer (712) 322-4020.